EXHIBIT 99.1

News Release

July 29, 2011
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Second Quarter Earnings For 2011

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported net income of $904,000 for the second quarter of 2011 compared to $669,000 in the same period last year. Earnings per share were $0.28 for the second quarter of 2011 compared to $0.20 for the same quarter in 2010. Net income for the first six months of 2011 was $1,608,000 or $0.49 per share, compared to $1,313,000 or $0.40 per share in the first half of 2010. Mr. Bosserd commented "Our earnings continue to improve. We have seen growth in our deposit base which has helped us to improve both net interest income and noninterest income."

Net interest income was $262,000 higher in the second quarter of 2011 and $547,000 higher in the first half of 2011 than in the same periods in 2010. Average interest-earning assets were $13.0 million higher in the first six months of 2011 than in the same period in 2010. The average balance of securities was $20.3 million higher as securities were purchased due to sluggish loan demand. Although loans grew in the second quarter of 2011, the average balance of loans was $2.3 million lower in the first half of 2011 than in the same period in the prior year. ChoiceOne's net interest spread was 20 basis points higher in the first six months of 2011 than in the same period in 2010. This was caused by rate reductions in funding costs being larger than rate reductions on earning assets.

The provision for loan losses was $850,000 in the second quarter of 2011 and $1,850,000 in the first six months of 2011, compared to $1,000,000 and $2,050,000, respectively, in the same periods in the prior year. The decrease in the provision for loan losses in the second quarter of 2011 compared to the same quarter in 2010 was due to slightly lower net charge-offs in the second quarter of the current year than the same period in the prior year and a decrease in nonperforming loans in the second quarter of 2011. Net charge-offs were $779,000 in the second quarter and $1,777,000 in the first half of 2011, compared to $830,000 and $1,515,000, respectively, in the same periods in the prior year. ChoiceOne's allowance for loan losses was 1.53% of total loans as of June 30, 2011, compared to 1.51% as of March 31, 2011 and 1.49% as of December 31, 2010. Total nonperforming loans were $7.9 million as of June 30, 2011, compared to $9.8 million as of March 31, 2011 and $8.4 million as of December 31, 2010. The change in nonperforming loans in the second quarter of 2011 was caused by a decrease of $2.3 million in nonaccrual loans.

Noninterest income of $1,624,000 in the second quarter of 2011 and $3,024,000 in the first six months of 2011 represented increases of $293,000 and $186,000, respectively, when compared to the same periods in 2010. Customer service charges were $110,000 higher in the second quarter and $191,000 higher in the first half of 2011 compared to the same periods in 2010 as a result of growth in debit card transactions. Gains on loan sales were $64,000 higher and $97,000 higher in the second quarter and first six months of 2011, respectively, compared to the same periods in the prior year due to increased residential real estate loan production in 2011. Gains on sales of securities were $335,000 lower in the first half of 2011 than the same period in 2010. Approximately $386,000 of securities gains were recognized in the first quarter of 2010 from sales of preferred stock. Gains or losses on asset sales improved $92,000 in the second quarter and $143,000 in the first six months of 2011 compared to the same periods in the prior year. Gains were recognized on the sale of other real estate owned and repossessed assets in 2011, in contrast to 2010 where losses were recorded.

Noninterest expense of $4,067,000 in the second quarter of 2011 and $7,934,000 in the first six months of 2011 represented increases of $343,000 and $512,000, respectively, when compared to the same periods in 2010. Salaries and benefits expense grew $112,000 in the second quarter and $240,000 in the first half of 2011 compared to the same periods in 2010 as a result of staffing additions, incentives paid, commission expense from higher mortgage originations, and the Company's 401(k) plan contribution. The increase in noninterest expense was also due to higher costs in training, recruiting, insurance and loan expenses.

Total assets decreased $12.3 million in the second quarter of 2011 and have grown $22.2 million in the twelve months ended June 30, 2011. Cash and cash equivalents declined $11.9 million in the second quarter of 2011 due to an $11.8 million reduction in total deposits during the quarter. The drop in deposits was due to a $12.4 million decrease in funds with municipal depositors. Checking, money market, and savings deposits decreased $1.0 million in the second quarter of 2011 while total certificates of deposit decreased $10.8 million. Securities were virtually unchanged in the second quarter of 2011 and have grown $20.2 million in the twelve months ended June 30, 2011 as funds were invested to maintain earning assets. Loans, though lower than the balance as of the end of 2010, increased $1.9 million in the second quarter of 2011 and have grown $2.5 million since June 30, 2010 due to calling efforts by ChoiceOne's officers and marketing of consumer loan products.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	6/30/2011	12/31/2010	6/30/2010
Cash and Cash Equivalents	$17,307	$24,074	$14,958
Securities	107,118	94,979	86,926
Loans	309,525	313,821	307,039
Premises and Equipment	12,343	12,525	12,798
Other Assets	33,123	35,125	35,479
Total Assets	$479,416	$480,524	$457,200

Noninterest-bearing Deposits	$72,563	$66,932	$61,452
Interest-bearing Demand Deposits	121,627	118,874	101,941
Savings Deposits	45,596	43,572	40,869
Local Certificates of Deposit	143,775	152,602	149,397
Nonlocal Certificates of Deposit	5,877	7,904	9,904
Borrowings	30,203	30,722	34,461
Other Liabilities	3,569	5,605	5,353
Total Liabilities	423,210	426,211	403,377

Shareholders' Equity	56,206	54,313	53,823
Total Liabilities and Shareholders' Equity	$479,416	$480,524	$457,200

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2011	6/30/2010	6/30/2011	6/30/2010
Interest Income	$5,386	$5,494	$10,668	$10,932
Interest Expense	914	1,284	1,851	2,662
Net Interest Income	4,472	4,210	8,817	8,270
Provision for Loan Losses	850	1,000	1,850	2,050
Noninterest Income	1,624	1,331	3,024	2,838
Noninterest Expense	4,067	3,724	7,934	7,422
Income Before Income Tax	1,179	817	2,057	1,636
Income Taxes	275	148	449	323
Net Income	$904	$669	$1,608	$1,313
Basic Earnings Per Share	$0.28	$0.20	$0.49	$0.40
Diluted Earnings Per Share	$0.28	$0.20	$0.49	$0.40

Performance Ratios
Return on Average Assets (Annualized)			0.66%	0.57%
Return on Average Equity (Annualized)			5.84%	4.92%
Net Interest Margin (Tax Equivalent)			4.21%	4.01%
Efficiency Ratio			67.4%	69.3%
Net Loan Charge-offs			$1,777	$1,515
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			1.13%	0.96%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "is likely," "plans," "predicts," "projects," "may," "could," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.